Exhibit (n)(5)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Business Development Corporation of America

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Business Development Corporation of America (a Maryland Corporation) and subsidiaries (the “Company”) referred to in our report dated March 18, 2014, which expressed an unqualified opinion and is included in the Registration Statement. Our audits of the basic consolidated financial statements included information appearing in the Registration Statement under the caption “Senior Securities Table” for each of the three years in the period ended December 31, 2013, which is the responsibility of the Company’s management. In our opinion, the Senior Securities Table for each of the three years in the period ended December 31, 2013, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Philadelphia, PA

April 5, 2016